Synthetic Blood International, Inc. Announces Passing of
Interim CEO Robert Larsen

CONTACT:
Abe Wischnia,
Abe Wischnia & Associates
619-795-2345

COSTA MESA, Calif.--(BUSINESS WIRE)--March 24, 2008 Synthetic Blood International, Inc. (OTCBB:SYBD) today announced the death Sunday night of interim CEO Robert Larsen. He was 79.

"We are all shocked and deeply saddened by the loss of this man who gave so much to the vision of this company and its potential," said Chris J. Stern, DBA, chairman of Synthetic Blood International's board of directors. "He was such a gentleman and a person I could only learn from. All who knew and worked with Bob both liked and respected him as a businessman, leader and as a person. I can't help but wonder whether Oxycyte(R), which he believed in so strongly, could have helped save his life."

Stern will take over the roles carried by Mr. Larsen and will have the titles of chairman, president and CEO. The company intends to make an announcement about an expansion of their board of directors later this week.

"While no one will replace Bob Larsen in our hearts, we know that it was his wish that the company can and will go forward even more aggressively. Our plans for the Phase II-b trials are on schedule, and we will vigorously pursue our development strategy for Oxycyte." Oxycyte is the company's perfluorocarbon (PFC) therapeutic oxygen carrier and blood substitute. Synthetic Blood International plans to begin a Phase IIb trial of Oxycyte in 200 Traumatic Brain Injury patients in the second quarter of this year.

Mr. Larsen was a founder of Synthetic Blood International and served as a director and chief financial officer from 1990 until 2002. He returned to the company's management as interim CEO and director in November of 2007. He formerly was president and CEO of Bay Hospital Medical Center, Chula Vista, Calif. Mr. Larsen was a former trustee of the California Hospital Association. He received a bachelor's degree from the University of Washington and a graduate degree in hospital administration from the University of California, Santa Barbara. Survivors include his wife Dolores, five children and six grandchildren. A memorial service will be scheduled at a later date.

About Synthetic Blood International

Synthetic Blood International is dedicated to commercializing innovative pharmaceuticals and medical devices in the field of oxygen therapeutics and continuous substrate monitoring. The Company has under development an oxygen therapeutic/blood substitute and a liquid ventilation product, and an implantable glucose sensor. These products are based upon core technologies that include biomedical applications for PFCs, and medical and industrial applications for biosensors. Each of the product candidates is designed with advantages over currently marketed products in major markets including acute respiratory distress syndrome, stroke, myocardial infarction, surgery, trauma, malignant tumors and diabetes. For further information, visit www.sybd.com.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by Synthetic Blood International, Inc. that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements refer to commencement of clinical trials and the development strategy involving Oxycyte. Actual events or results may differ from Synthetic Blood International, Inc.'s expectations. There can be no assurance that the planned research studies and clinical trials will be conducted in the expected time frame or that any such studies and trials will be successful. Additional information concerning these and other risk factors affecting Synthetic Blood International, Inc.'s business can be found in the company's public periodic filings with the Securities and Exchange Commission, which are available via www.SYBD.com. Synthetic Blood International, Inc. disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT: Abe Wischnia & Associates Abe Wischnia, 619-795-2345